Exhibit 16.1

March 14, 2017

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, D.C. 20549

Re:	Asta Funding, Inc. Commission File Number 001-35637

Dear Sir or Madam:

We have read the Form 8-K of Asta Funding, Inc. dated March 14, 2017, and agree with the statements concerning our Firm made in the Changes in Registrant’s Certifying Accountant section, paragraphs one, two, three, four and six contained therein. We have no basis to agree or disagree with respect to paragraph five in the Changes in Registrant’s Certifying Accountant section.

Very truly yours,

/s/ Mazars USA LLP

Mazars USA LLP

New York, NY